Exhibit 99.2

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT BIG - Q4 2015 Big Lots Inc Earnings Call EVENT DATE/TIME: MARCH 04, 2016 / 01:00PM GMT

OVERVIEW:
Co. reported 4Q15 net sales from continuing operations of $1.584b and adjusted income from continuing operations of $99.3m or $2.00 per diluted share. Expects FY16 adjusted income per diluted share from continuing operations to be $3.20-3.35 and 1Q16 adjusted income per diluted share from continuing operations to be $0.66-0.72.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots Inc. - VP of IR
David Campisi Big Lots Inc. - President and CEO
Tim Johnson Big Lots Inc. - EVP, Chief Administrative Officer and CFO

CONFERENCE CALL PARTICIPANTS
David Mann Johnson Rice & Co. - Analyst
Patrick McKeever MKM Partners - Analyst
Brad Thomas KeyBanc Capital Markets - Analyst
Jeff Stein Northcoast Research - Analyst
Alvin Concepcion Citibank - Analyst
Meredith Adler Barclays Capital - Analyst
Paul Trussell Deutsche Bank - Analyst
Matthew Boss JPMorgan - Analyst
Joe Feldman Telsey Advisory Group - Analyst
Dan Wewer Raymond James & Co. - Analyst
Peter Keith Piper Jaffray & Co. - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots fourth quarter 2015 teleconference. This call is being recorded. During the session all lines will be muted until the question-and-answer portion of the call. (Operator Instructions). At this time I would like to introduce today's first speaker, Andy Regrut, Vice President of Investor Relations.

Andy Regrut - Big Lots Inc. - VP of IR

Thanks, Tracy, and good morning everyone. Thank you for joining us for our fourth quarter conference call. With me here today in Columbus are David Campisi, our CEO and President, and Tim Johnson, Executive Vice President, Chief Administrative Officer and Chief Financial Officer.

Before we get started, I would like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements. All commentary today is focused on adjusted non-GAAP results from continuing operations.

For the fourth quarter of fiscal 2015, this excludes an after-tax expense of $4.6 million or $0.09 per diluted share, associated with the termination of legacy pension plans. In order to be consistent, our future results and guidance will also be presented on a non-GAAP basis to isolate the costs associated with the termination of legacy pension plans. Our best estimates suggest after-tax charges of approximately $15 million which could occur in fiscal 2016 or potentially carry over into fiscal 2017. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release.

This morning David will start the call with a few opening comments; TJ will review the financial highlights from the quarter and the outlook for fiscal 2016, and David will complete our prepared remarks before taking your questions.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

With that I will turn the call over to David.

David Campisi - Big Lots Inc. - President and CEO

Thanks, Andy, and good morning, everyone. I am pleased with our results and another strong year for the company. Fourth quarter earnings were at the high-end of our guidance range and sales comps increased for the eighth consecutive quarter despite disruption late in the month of January from winter storm Jonas and a later start to the tax refund season for our customers.

It is important to clarify our sales comps are pure brick and mortar comps as we have yet to launch are e-commerce business. We anticipate being online and transactional sometime in the later part of Q1.

From a merchandising perspective, our ownable and winnable categories produced the best results and showed the largest amount of comp growth in Q4. Furniture was a top performer, up high single digits. Mattresses posted very strong results followed by Upholstery and Casegoods. Martha, Robert, the buying team and the entire KRA team continue to lead one of the most successful ownable categories, and Jennifer is responding to edited and more focused assortments along with an overall better shopping experience.

Our Furniture sales training initiative which rolled out to the stores in Q3 has provided a nice leg of growth to benefit the category and Easy Leasing performance continues to comp the comp by increasing both frequency and basket size. We will expand the footage allocated to Furniture in our stores in Q1 of 2016 to further enhance merchandise presentation and increase selling activity of SKUs that we own today but may be featured in view only or marketing rather than on the floor.

Soft Home was up mid-single digits in the quarter with notable strength in Bath and Fashion Bedding. Kevin's team is winning with the disciplines of QBFV, consistent assortments, harmonized color palettes, and coordinating design styles. We are not relying on closeouts.

With expanded footage in this category approximately a year ago,

and we have improved the in-store experience with better merchandise presentation and signage. Tabletop and Food Prep, two additional areas benefiting from these improvements also posted gains in the quarter.

Food was up mid-single digits in Q4 led by Beverage, Grocery and DSD, another solid performance by Trey, Mike and the team. We continue to comp the comp as we anniversary the multi-year rollout of coolers and freezers and the expansion of Neverouts in Q3 last year.

Finally, Consumables up low single digits with positive results in Home Organization, Housekeeping, Paper and Pet. This business has comped low single digits all year and comped up each of the last 8 quarters right along with the Company. Good job by Steven and the team to continue to produce consistent results in a business heavily represented by closeouts.

As we noted in our pre-release in mid-January, Christmas Trim, which is part of the Seasonal category, was one of the strongest performers in the quarter. Michelle, Steve and the entire BPARM team did a great job with tasteful, festive assortments for the holidays and Jennifer responded in a big way.

Great results accomplished with reduced SKU count, higher sell-through and lower markdowns. Other assortments in the category like Toys were planned down and did offset the growth in Trim. We have now transitioned to our Lawn and Garden business and Summer merchandise assortments, and I am very pleased with the quality and presentation of the product. Early results suggest we should have a very good season in Lawn and Garden and Summer categories.

Rounding out the store, the deemphasized categories of Electronics and Accessories and Hard Home were down to last year which was planned. But that doesn't diminish their importance to our business. I am proud of our teams here because it is often more difficult to manage a down trending category. The enthusiasm, passion and commitment of these teams has been super, and I truly appreciate the teamwork.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

From a marketing perspective, we celebrated the holidays with the return of the singing Jennifers in our television ad spots and allocated more resources to communicating with her digitally through a number of channels including e-circulars, paid search, display, and social media. Our Facebook followers totaled 3 million which is truly remarkable considering where we were just two short years ago. We have broadened our presence in several social media communities including Twitter, Pinterest and Instagram.

I also want to highlight the success of our Rewards and loyalty card signup program. This highly cross functional team with representation from marketing, stores, IT, customer care, human resources, and finance made meaningful enhancements to our loyalty program in 2015 with new incentives, in-store signage, talking points for our cashiers, and an online registration feature available through our websites. Results have been remarkable with signups increasing over 20% last year. Another great example of the power of collaboration and our SPP process.

Finally, our stores organization, leveraging the tools of the Store Revolution to execute a highly successful holiday season in a very competitive environment. Many thanks to Mike, Nick, and the entire team for the special effort during the most challenging time of the year. When you look at the body of work with this team, what they accomplished across all of our regional team leaders, district team leaders, store team leaders and 38,000 associates, it is pretty overwhelming.

Roles and responsibilities, dock to stock training and certification, automated labor scheduling, and Furniture sales training, and all completed in the first three quarters of 2015 just to be ready for Jennifer during the all-important holiday selling season. Excellent, excellent work. Their dedication and commitment is amazing. In fact, many of the team leaders met right after the holidays in mid-January to begin to develop the framework for holiday 2016.

And with that, I will now turn the call over to TJ for more insights on the numbers.

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

Thanks, David, and good morning, everyone. Net sales from continuing operations for the fourth quarter of fiscal 2015 were $1.584 billion, a decrease of 0.6% versus $1.593 billion we reported last year. Comparable store sales for stores opened at least 15 months increased 0.7%, which compares to our guidance of a 1% to 2% increase.

As David highlighted, Q4 represents the eighth consecutive quarter of comp store sales growth despite the challenges late in January caused by the delayed start of the IRS tax refund season and the untimely impact of winter storm Jonas which negatively impacted approximately 400 stores during our Rewards and Friends and Family weekend.

Adjusted income from continuing operations for the fourth quarter was $99.3 million, or $2.00 per diluted share, which compares to our guidance of $1.95 to $2.00 per diluted share. This represents a 14% increase over last year's income from continuing operations of $94.0 million or $1.76 per diluted share.

The gross margin rate in Q4 was 40.9%, an increase of 10 basis points compared to last year's fourth quarter rate. This was consistent with our expectations and was driven by improvements in IMU and higher sell-through of higher-margin categories like Trim and Soft Home.

Total expense dollars were $485 million and the adjusted expense rate of 30.6% was 60 basis points lower than last year. These results were driven by leverage in the areas of store payroll, supply chain, and insurance.

Moving on to the balance sheet, inventory ended fiscal 2015 at $850 million compared to $852 million last year. Inventory levels per store were up slightly offset by a lower overall store count year-over-year.

During Q4, we closed 14 stores with no new store openings, leaving us with 1,449 stores and total selling square footage of 31.8 million. For the year, we opened nine new stores and closed 20 locations for a net reduction of 11 stores or less than 1%. This result is better than our initial annual guidance which called for a net store base contraction of approximately 30 stores or 2%.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

Capital expenditures in fiscal 2015 were $126 million compared to $93 million last year and our depreciation expense was $123 million, an increase of $3 million to last year. The increase in CapEx was planned and aligned with our guidance driven by strategic investments to support the Jennifer pillar of our strategy, principally in the register systems for a speedier checkout, completion of the freezers/cooler rollout to enhance the consistency of our merchandise offering, and finally to support our e-comm build out and launch scheduled for later in Q1 of this year.

Cash flow defined as cash provided by operating activities less cash used in investing activities was $229 million, exceeding our cash flow guidance for the year due to lower inventory levels, higher accounts payable leverage, and prudent management of our balance sheet. Our use of cash generated by continuing operations was focused on reinvesting in the company's strategic initiatives to support long-term growth and returning cash to shareholders.

We ended fiscal 2015 with $54 million of cash and cash equivalents and $62 million of borrowings under our credit facility. This compared to $52 million of cash and cash equivalents and $62 million of borrowings under our credit facility last year. Our debt levels at the end of the year were lower than originally forecasted due to higher than expected cash flow. The better-than-expected performance allows us additional flexibility to return cash to shareholders in fiscal 2016 which I will touch on shortly.

For the full year of fiscal 2015, we returned $239 million of cash to our shareholders in the form of quarterly dividend payments of $39 million and share repurchases of $200 million. We believe this strategy adds long-term value and is an important enhancement of overall shareholder return.

Turning to guidance for fiscal 2016, on an annual basis, we estimate adjusted income from continuing operations to be in the range of $3.20 to $3.35 per diluted share, compared to adjusted income from continuing operations of $2.97 per diluted share. As you may recall from our last conference call, our 2016 earnings results will reflect two new items or costs. One, amortization of performance share units or PSUs and two, the launch of our e-commerce operations.

In terms of PSUs, we estimate our expense for 2016 to be approximately $16 million or $0.20 per share. For our e-commerce operations, we are estimating net sales of approximately $20 million to $22 million and a net operating loss in the range of $10 million to $12 million or $0.12 to $0.15 per share. Each of these items are new for 2016 and significant to our forecasted bottom line.

If you were to exclude these items from our guidance, you would be looking at EPS more in the range of $3.50 to $3.65 per share, or a growth rate more in the 18% to 23% range, which we believe is more indicative of how our core operations are expected to perform in 2016.

Our annual guidance is based on brick and mortar, comparable store sales increase in the low single digits plus e-commerce sales of $20 million to $22 million. These sales growth assumptions will be partially offset by a slightly lower overall store count.

The gross margin rate for fiscal 2016 is expected to be essentially flat to slightly up compared to last year. From an SG&A perspective, expenses as a percent of sales for our core retail operations, that is ex-PSU and ex- e-comm, are expected to decline approximately 30 to 50 basis points year-over-year with an expected comp leverage point of flat to slightly positive comps.

When you factor in the new items, PSUs and e-comm, our expenses as a percent of sales are expected to be flat to slightly down year-over-year.

For the year, capital expenditures are expected to be $105 million to $110 million. Maintenance capital is estimated to be at approximately $45 million to $50 million which covers our stores, DCs and the general office. Investments in certain other strategic initiatives will represent approximately $50 million of CapEx in 2016. New store capital is estimated to be approximately $10 million for opening 15 new stores, the majority of which will be relocations. We also estimate in this model, we could close as many as 30 stores.

Depreciation expense for fiscal 2016 is forecasted at approximately $125 million to $130 million against $123 million last year.

Filling out the rest of the P&L, interest expense is expected to be approximately $5 million and the adjusted effective income tax rate is expected to be in the range of 38% to 39%. We believe this level of financial performance will result in cash flow of approximately $200 million.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

In support of our shareholder return initiatives, we anticipate returning $290 million to you, our shareholders, during fiscal 2016. We announced today our Board approved our share repurchase program proposal providing for the repurchase of up to $250 million of our common shares. Assuming completion during 2016, we estimate the average diluted share count to be approximately 46 million to 47 million shares for the year.

Also announced in a press release earlier today, the Board of Directors voted unanimously to increase the Company's quarterly dividend rate by approximately 11% by declaring a quarterly dividend of $0.21 per common share payable. We believe the increased dividend rate displays the Board's confidence in this team, our strategies and our ability to continue to execute consistently and generate significant cash flow.

Assuming our fiscal 2016 guidance, this new dividend rate represents a 25% to 26% payout ratio which we believe is appropriate for our business, competitive in our peer group and well within the liquidity and cash flow potential of our business. We estimate quarterly dividend payments at this higher quarterly rate will result in approximately $40 million returned to shareholders. So $250 million in share repurchases plus $40 million in dividend payments equals the $290 million to return to shareholders in fiscal 2016 or approximately 15% of our market cap.

Near-term in terms of our first quarter guidance, we estimate adjusted income from continuing operations to be in the range of $0.66 to $0.72 per diluted share representing a 10% to 20% increase compared to last year's income from continuing operations $0.60 per diluted share. Similar to full-year guidance, the first quarter of 2016 will include the two new items I mentioned earlier, PSUs and e-comm. These new items represent approximately a $0.04 drag each or an $0.08 drag in total on Q1 results.

Our guidance assumes the ninth consecutive quarter of positive comps in Q1 with an increase in the low single digits. The gross margin rate for the first quarter of fiscal 2016 is expected to be essentially flat with last year and the adjusted expense rate is expected to be lower than last year.

With that, I will turn the call back over to David.

David Campisi - Big Lots Inc. - President and CEO

Thanks, TJ. Before we open the lines for questions, I want to share a few closing thoughts. 2015 was another very good year for our Company. Our strategy is working. We have established a solid foundation through our SPP, built a world-class leadership team and positioned the Company for long-term success for many years to come. Our team continues to make meaningful and lasting improvements to our business processes and corporate culture.

We have grown comp store sales for eight consecutive quarters, and we are guiding to our ninth, and we've consistently delivered our full-year financial commitments made at the beginning of the year. In short, we continue to do what we said we were going to do. And while I am the first to say we are still at the beginning of the beginning, it is important for me to pause, to thank and congratulate all of our associates in our stores, field operations, distribution centers, and the office here in Columbus. We are "one team with one goal" and 2015 is another example of how we are winning together.

As we look to 2016, our plans include a focus on ownable and winnable merchandise categories, refining the category destinations and looking to future and how we need to grow the market share, change and stay relevant. We are focused on taking our marketing efforts to the next level to expand our brand awareness, enhance Jennifer's shopping experience, both in our stores and now online, increase share of wallet through higher conversion and leverage the tools of the Store Revolution.

A key initiative for 2016 and for many years to come is e-commerce. We have discussed the need for this capability for nearly three years I have been here and I'm thrilled to see it finally ready to blast off here in Q1. We are in the final stages of testing with the scheduled launch late April. Our first phase is relatively straightforward. Jennifer orders product online, and we ship it to her from our DC here in Columbus. Initially, our assortments will be limited to 3,000 SKUs and I want to emphasize our mindset here on a crawl, crawl, walk, run as evidenced by our conservative limited offering.

We know what Jennifer wants to buy from us online and we've got one chance to get it right. Her experience means everything so we will be very measured in our rollout and future plans.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

Looking even further into 2016, 2017, and 2018 over the last several months, the executive leadership team has been actively working on the next phase of the SPP. The strategy is top-down and our conversations and ideation have centered on how BIG stays relevant in today's highly competitive, ever-changing retail environment. Not surprising, the three pillars of the SPP are not changing. We will remain focused on Jennifer, our associates, and our shareholders. We are expanding and restructuring our teams on new ideas, higher levels of cross functional involvement and leveraging the learnings from the last two years to help our teams become even more effective.

The overall focus of the next phase of the SPP continues to be fundamentally improving our business with even more focus on Jennifer. It is not business as usual here at Big Lots and I'm eager for the transformational year that lies ahead.

With that, I will turn the call back over to Andy.

Andy Regrut - Big Lots Inc. - VP of IR

Thanks, David. Tracy, we would now like to open the lines for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). David Mann, Johnson Rice.

David Mann - Johnson Rice & Co. - Analyst

Good morning. Congratulations on a fine year. A question about the Furniture business. Can you talk about with what you have accomplished there maybe how high is high in that category in terms of what is going on with Easy Leasing, what is perhaps the penetration in sales in stores with the most productive departments?

Secondly, there are a lot of concerns out there about credit, some weakening in credit quality out in the marketplace. And I am just curious if you can talk a little bit about how the Progressive business is performing, any comments from them on impact on approvals for your customers? Thank you.

David Campisi - Big Lots Inc. - President and CEO

This is David. I will take the first part of it and then I will let TJ talk as he is the expert when it comes to Progressive and Easy Leasing. But I would just tell you as I said consistently, Furniture is one of the ownable businesses we identified a little over two years for a lot of reasons, and we think the upside there is significant, and the expansion of square footage this year is also very significant in that business. We have very high expectations over the next four to five years to grow that business at a more rapid rate than any other category in the Company. I haven't really publicly shared what those numbers look like but all I can tell you is we have an internal strategy to grow that business double digits every month, every year for the next five years.

So it is big and again as I have said many times, a lot of our competitors in this space don't carry upholstered Furniture or Mattresses in their assortments in the brick-and-mortar and certainly no one on a national level has the opening price point value proposition that we deliver in the Upholstery, Casegoods and Mattress areas.

So again we are very bullish, very excited. That team in the past year was one of the biggest KRAs and that is the cross functional team that was put together and that is really kind of where Martha and Lisa and all of those really identify how high is high. We know how high is high, we just

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

haven't really gone out on the record publicly. But I would tell you we are not finished there. We are still at the beginning and it is a big, big number and a clear differentiator for the Company. So hopefully that answers your question and TJ can take the Easy Leasing piece.

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

Yes, David, real briefly, two or three points. In addition to the improvements and the wonderful assortments we have in merchandising and the value, obviously there are two or three things from an operational standpoint that have helped enhance the growth rate in that business.

You touched on Easy Leasing which we still believe we are infants in understanding how high that business could go for us. We meet with Progressive in these offices here on a quarterly basis, they are just as excited about the opportunity as we are and similar to how we run our SPP process internally, we have collaborative working teams between Big Lots and Progressive to try to maximize that business and bring online new initiatives to continue to grow. We've got stores that are in the low double digits, we've got stores that are in the mid to high teens in terms of penetration. We really don't think we have come anywhere close to maxing out that business.

We set goals by store, by district, by region with exception reporting to help the field team understand how well they are doing or where the opportunity might be. The Progressive team has invested in our business by putting their field reps out there working with our team. We have actually just barely started to utilize email and potentially direct mail coming from Progressive to existing customers. Those are just two or three things that we know we are so, so early on in understanding what the potential is that keep us bullish on lease to purchase.

The second thing I would mention is we have actually been testing for a number of months now a private label credit card, was asked on this call about 90 days ago. We have every intention of rolling the private label credit card program during the summer months this year. We are comfortable that there will be an enhanced approval rate there compared to what we are used to seeing with a private label credit card, and we are comfortable that it does drive the Furniture business. So it is another leg of growth that we were able to test and roll in a pretty short period of time.

Again, cross functional team here inside the building between stores, IT, marketing, finance, merchandising, planning and allocation that came together around a program and reached the goal of understanding how good that could be for our business. So that is another opportunity as we go into the middle part of this year.

The third thing I would mention and I guess it might be a secret weapon but it is certainly no secret to us, the success of our field team in terms of rolling out sales training from regional to district to store team leaders, the Furniture sales training initiative is significant for our business. And again, we are only three or four months into understanding just how far we can take that program. So there is a number of different operational legs of potential growth to go along with the great merchandising that happens between the BPARM teams.

David Mann - Johnson Rice & Co. - Analyst

Thank you. Very helpful.

Operator

Patrick McKeever, MKM Partners.

Patrick McKeever - MKM Partners - Analyst

Good morning, everyone. So on the tax refund, the later tax refund, that is something that other retailers have mentioned as well. Can you quantify the impact? I am assuming it is mostly in furniture? And then do you get the sense or are you seeing or hearing that tax refunds overall are down versus last year? I think some other retailers have said that.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

Yes, Patrick, it is TJ. If I could confess something here, we are kind of nerdy about following tax refund activity. We have daily history going back I think it is six years. It absolutely impacts our Furniture business and it absolutely impacts the attachment sales related to Soft Home that go along with Furniture. We can watch sales by day and understand how they ebb and flow as the income tax refund activity ebbs and flows.

So it is real. It definitely has an impact on our business. Again, sometimes it slows us down, sometimes it enhances it. In particular just as a point of reference, we commented on the slowdown in primarily in Furniture sales in the last few days of January related to income tax refund activity. In the last week of January last year there was approximately $11 billion of tax refunds put out there according to the U.S. Treasury website and that was against $1 billion this year. So almost a $10 billion lower number out there available for our customers to spend in our stores as we finish the month of January. That is significant.

On the flipside when we come into the month of February and the IRS starts to get caught up and they start releasing more funds than last year on a daily basis, we see our business go from one level to significantly higher. Again, both in Furniture and Soft Home with the attachment sales is where it is easiest to see but it impacts the rest of the store too, we know that.

The second part of your question, life to date so far this year, the IRS refund activity is still I think somewhere in the neighborhood of $6 billion to $8 billion behind last year. Your guess is as good as mine if they actually catch up dollar for dollar or if refunds are going to be slightly lower year-over-year. But what I can confidently say is when that money started to flow in the month of February, our Furniture, Soft Home and total store business got much, much healthier almost overnight. So we feel very good about how we finished the month of February and very good about the opportunity in the first quarter in the entire store but certainly in those two winnable, ownable categories of Furniture and Soft Home.

Patrick McKeever - MKM Partners - Analyst

Thanks. And then on the 3,000 SKUs that you are planning to launch with, launch the transactional website with, can you talk about just even broadly what types of SKUs you are going to go out with initially? And then how things may evolve over time?

David Campisi - Big Lots Inc. - President and CEO

Yes, Patrick, it is David. It is a good question, I knew it would come up and I would start by telling you that I think six months ago may be two earnings calls ago or maybe even as early as the ICR conference, we talked about closer to 8,000 SKUs and it tells you how this team works together from a cross functional point of view and how we evolve. And candidly through the leadership of Lisa, I give her a lot of credit, I really challenged her to go back and we put her in that Chief Merchant role as you well know in August of last year, to really work with her merchant teams and really re-look at the SKUs. And we originally set up parameters that were based on just a bunch of numbers candidly that had to meet a certain criteria from a margin point of view and so on and so forth. And what she discovered was we had way too many SKUs from a product point of view that just didn't make any sense for our initial launch. So we re-looked at that and we were very methodical.

I will give you some examples of things like bath towels will be on there and we will sell all three sizes that the customer typically would purchase all three in the basket. So Soft Home was a big winner for the initial launch in a big way. And we also have some categories online from the Hard Home area. We know Appliances is almost 25% of the online business so we very carefully have looked, category, category but most importantly we have really looked at the product. We have looked at the content to make sure it made sense for Jennifer.

When you look at some of the Electronics areas and Toy areas there is some SKUs coming out of that area. And then when you think about the areas that we do really well in that we are not going to launch in Food and Consumables being one of them but really the big one is Furniture and we are not going to initially launch with that. We plan on it, we are working very diligently with a direct ship model with five of our biggest suppliers and we hope to have the ability to test that in the late half of this year.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

As we get into the back half of the year, that SKU count will increase as we add our incredibly healthy and strong and fantastic assortment of Christmas Trim will be added. But it is a real test and learn approach. I know some of you are not comfortablee because of all of the things that have happened with other retailers but for some of you I added the word crawl, crawl instead of just crawl. We really as an executive leadership team are in full control of the throttle on this thing and I can assure you that nothing gets put on that website without Lisa and typically Lisa will come to me to make sure that we are thinking on the same page. So careful launch and we are excited to finally be transactional.

Patrick McKeever - MKM Partners - Analyst

Thanks, David.

David Campisi - Big Lots Inc. - President and CEO

You bet, Patrick. Thank you.

Operator

Brad Thomas, KeyBanc Capital Markets.

Brad Thomas - KeyBanc Capital Markets - Analyst

Yes, thank you. Good morning. I wanted to ask two questions if I could. The first, David, if you could maybe talk about the topic of traffic and as you talk to Jennifer and analyze how she is reacting to the changes that you are making, could you maybe give us an update on what you are hearing from her and maybe where you think you have the most areas to still improve upon?

And then perhaps, TJ, if you could just give us a little bit more color on how you are thinking about categories from a sales performance standpoint and any changes relative to what the trend has been in 2016?

David Campisi - Big Lots Inc. - President and CEO

Brad, I will take the first part; TJ may want to weigh in on it a little bit as well. But I would just tell you that as you well know, we finally put in an EAS system in all stores that allowed us to start traffic counts and we look at it unfortunately right now it is week to the prior week and Nick's team has put together an incredible amount of exception reporting by store, by district, by region to measure traffic year-over-year.

We have seen a nice improvement albeit not where we want it to be but I would say more importantly when you talk about how Jennifer is feeling about coming to our stores, I look at it as when I talk about ownable, winnable businesses and the ownable categories as Furniture and Seasonal comping double digits and then Soft Home in the winnable category and parts of Hard Home comping up mid to high singles, tells you that she is obviously voting and she is in our stores.

I will tell you this from the perspective of marketing, Andy and his team have done a really good job of continuing to talk to her and get feedback and as recently as I think -- don't quote me -- but I think it has been a couple, three months now since Andy has done his team has done the research.

From an unaided awareness point of view, it is interesting to see that from a traffic standpoint and from how she feels about the brand where we are getting some legs believe it or not is from the millennials. We are seeing a nice improvement there versus kind of a flattish improvement with the baby boomers. And I would just tell you and I tell my people this all the time. Many of you have been following the stock for a long time. Rome wasn't built overnight. To get her back and win with her is going to take a long time.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

The shopper that loves us, she loves us and she shops us frequently. The shopper that we lost because of the poor quality, the inconsistent assortments, we are still working hard at winning her back. But when you think about all the things that we are doing, adding 3 million Facebook fans and so on, we are moving the needle in the right direction. And honestly all I can say, Brad, is she is voting with her pocketbook and it feels pretty good.

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

I think a couple of things there, Brad, in terms of categories from a traffic perspective, later in the spring season we will start to have better information on traffic year-over-year as a measurement tool. And then as we have talked about before, maybe the single biggest opportunity while we are very focused on traffic, the single biggest opportunity might be enhanced conversion in our stores and having that traffic and transaction information to marry up for really the first time in the Company's history is where we will start to have conversations with Mike and Nick and the stores' team about conversion as a key metric that they will be evaluated on. Because we do believe and know from research so far there are number of things that we could do from an operational perspective to try to help that conversion.

So hopefully that helps you understand. I do think also we have talked about with all of you in the past as we start to put more and more emphasis on ownable and winnable categories, if you just look at the Furniture business on its own, an ownable category big, big ticket approaching close to 20% of our business. That is not the same type of traffic or transaction activity that you are going to get in some of the categories that might be downsized or eliminated in the future. So there is a mix element to traffic and transactions as well as we think going forward which is why we always come up to a high level and say are we improving the customer shopping experience? Does she like more of what we are doing today than before? And are we comping? And we have been eight quarters in a row.

From a category perspective, I do think it is important to emphasize something David mentioned in his prepared comments. As you walk the store in the latter part of the first quarter and potentially even on into the early parts of the second quarter, you are going to see some category shifts again as part of that "edit to amplify" and really enhancing ownable and winnable categories.

As an example, we are going to be expanding our Furniture presence in most stores at the expense of footage contraction likely in the areas of like Toys or potentially Electronics and Accessories. We are confident through this process we are going to add well over 0.5 million square feet to the Furniture business by the end of the first quarter going into the second quarter. That is a big, big deal to be able to enhance an ownable category that has some of the best performance and trend along with the buy-in of the entire stores' team, enhancing lease to purchase, bringing online the private label credit card later this year. So that synergy all kind of works together.

Having said that, we would expect Furniture to continue to be the leading category in the store, likely in the high single-digit range as David mentioned for the foreseeable future. We are seeing and learning more and more about attached sales particularly in Soft Home so I would expect that category to continue to lead as well.

Food and Consumables still have plenty of opportunity to grow those businesses also and those are our plans to continue to comp there. As David mentioned, we are off to a really nice start in Lawn and Garden and Summer. We finally, finally, finally knock on wood drew a good weather card in the month of February and early March to really have that business have a fair shot at getting started right at the beginning of the quarter.

So we feel very good about the quality and value in Lawn and Garden and Summer and candidly, the teams with Progressive and with our stores' teams are focused on trying to enhance the lease to purchase selling on big-ticket product in those areas as well.

So hopefully that gives you a flavor, Brad, for some category activity. Again, so that there are no surprises, if we are downsizing a category like a Toys or Electronics or Accessories, we are going to expect those areas to comp down year-over-year so there will be some puts and takes. But all of the puts will be focused in areas where we think we can own the business or win long term.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

Brad Thomas - KeyBanc Capital Markets - Analyst

That is great. Thank you very much.

Operator

Jeff Stein, Northcoast Research.

Jeff Stein - Northcoast Research - Analyst

Good morning, guys. Great year. Just a couple of questions. First of all, it sounds like your e-commerce losses are planned somewhere in the $10 million to $12 million range. With the amortization of your investment being about $8 million, do we think about kind of a cash loss in the $2 million to $4 million range?

And secondly, I just wanted to follow up on an earlier question regarding credit quality. Wondering if you have seen an increase in delinquencies and approval rates at Progressive?

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

Sure, Jeff, it is TJ. A couple of things to think of as it relates to e-comm. The amortization of CapEx will actually be a little bit less than $8 million. We kind of gave that number as a real easy one to understand just taking the CapEx divided by a five-year life. Not all the assets will be five-year in particular the distribution centers, etc. So I would think about the amortization or the depreciation being more along the lines of say $6 million to $7 million or a little bit less than $8 million.

Additionally, when you think about the e-commerce business we have given you I will say a sales range at $20 million to $22 million. From a gross margin standpoint, we are as David mentioned, and kind of rattled off the categories, those tend to be similar margin or slightly better margin categories compared to the Company average. But we will have to understand and test and learn on our way through shipping. So we actually think the all-in gross margin there will be slightly less than the Company average.

And then we will have some expense obviously in staffing and the team that is running that business, some of the IT requirements and then the amortization of the CapEx.

I would think about it this way, I would think about the first three quarters of the year, that impact being relatively similar from an operating loss perspective with the fourth quarter as being the opportunity to perform slightly better than the first three quarters because of the volume we expect to do. So the first three quarters, similar operating losses and then the fourth quarter being a little bit better than the first three.

From a credit quality standpoint, we do not have visibility into delinquency rates from Progressive and/or Alliance Data Systems that is going to be handling the private label credit card and they have handled the test for us. That is their information, it is proprietary to them and their customers. What I can tell you is from our perspective the best view into credit quality we have would be approval rates and I am not aware of any major change one way or the other in terms of approval rates whether it is from Progressive or whether it has been what we have seen in the test from Alliance Data Systems. So I think we have commented before that our approval rate from Progressive on lease to purchase is in that mid-60s range. I am not aware of that slipping at all and they were just here a couple of weeks ago, we monitor that on a pretty regular basis.

I am encouraged by the private label credit card approval rating because you know from following the Company from a long, long time ago when we had a private label credit card program, we had a very difficult time getting people approved through the traditional banks and that approval rating was less than 20%. We are seeing an approval rating with Alliance Data Systems that is more than double that.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

So we feel very good about the opportunity to put these two programs to together in the midyear timeframe and again, it is a nice leg of growth going into the back half of this year and going into fiscal 2017 thinking that far out.

Jeff Stein - Northcoast Research - Analyst

Okay, thank you.

Operator

Alvin Concepcion, Citi.

Alvin Concepcion - Citibank - Analyst

Good morning. Thanks for taking my question. Just wanted to talk a little bit more about comp trends. It sounds like there were some timing and weather issues in January that affected the 4Q comp. I'm wondering if you could quantify what the impact from those items were and you alluded to better results in February. So I'm wondering if you could give us a sense for what you have seen quarter to date?

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

Alvin, I would think about fourth-quarter this way in terms of trying to quantify it. For me, it is as simple as being in the middle of the range versus being slightly below the range. That is the kind of impact that we saw in our business late in January from the winter storm, closing for some portion or potentially all of the weekend some number close to 400 stores primarily in that mid-Atlantic or East Coast area. And then secondarily, again, I don't want to underestimate the power of those tax refund checks late in the month of January. There is $10 billion less dollars out there available for our customers to spend in our stores and we saw a direct correlation to our Furniture and Soft Home business. So that is pretty straightforward for us.

We would have rather had to have that comp right in the middle of the range but operationally or from an assortment standpoint, we have a saying inside the building, we don't get real smart overnight or we don't get real stupid overnight. So we know that we were ready for that customer on the Rewards weekend. We know we were ready for tax refund activity. Unfortunately, a lot of those sales moved into the month of February which gave us a nice running start to the new quarter.

When we think about fourth quarter and just looking at the comps, November was flat to slightly down, December was actually a positive comp for us. January was our best month of the quarter even with that disruption up in the low to mid single-digit range. So that strength in business and trend played into the early parts of first quarter.

Now we do have some differences in timing in terms of promotional events year-over-year, some based on the calendar, some based on how we thought we could maximize the business. But I am very confident coming into the first five weeks of the quarter with how our business is trending compared to how we had it planned and can support our guidance for first quarter. So hopefully that helps you, Alvin.

David Campisi - Big Lots Inc. - President and CEO

Alvin, it is David. I would just a little color to that, too. As TJ said coming into week three, week four of January, we were definitely in the middle of that guidance range on the top line. And again, I always tell my guys I don't pay you to be the weatherman but weather is one of those W's that is one of the uncontrollables and it is certainly -- when you close 300 to 400 stores for one to two days on the biggest weekend candidly that happened over the Martin Luther King weekend where we had big, big promotional numbers especially in Furniture, you just can't comp that comp.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

And I was very pleased that with that being said, we still comped positive. And as TJ said the month of January still with all of that in there including refunds, we still had the strongest comp in January which really tells you how strong our core businesses really are and the strong bounce back once we got those stores back open and we moved into February. And that I think is important for you and everyone as a takeaway that the core of our business that we talk about all the time is very healthy and it continues to comp positive.

Alvin Concepcion - Citibank - Analyst

Thank you, that was great color. It sounded like there is operating margin expansion expected for 2016 even with the drag from PSU and e-commerce. How should we think about the puts and takes in 2016 beyond sales leverage and also the cadence of that from between first half and second half of the year?

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

Yes, Alvin, it is TJ. I gave a little bit of color in the prepared remarks certainly that if you think about our core operations so put e-commerce to the side, put the PSUs to the side, that is an accounting item more than an operational item for the business. If you look at the core business, we're talking about brick and mortar comps in the low single digit range, flat to slightly higher gross margin rate and 30 to 50 basis points of expense leverage on a low single digit comp. In our view, that is pretty significant. I haven't followed as closely probably as you guys have all of the other retailers reporting over the last couple of weeks but my guess would be there aren't a lot that are talking about that kind of leverage on a low single-digit comp.

Again, this is supported by the SPP, this is supported by all the KRA teams that are doing all of the hard work to make this happen. And the leverage comes in a number of different areas, distribution, transportation and the supply chain. There is opportunity in 2016.

When we think about some of the investments we are making to keep our utility costs low, we are looking at advertising, that test and learn environment to understand how we really leverage that spend. Store payroll, I can't over emphasize enough how well they are doing with all that is on their plate. That team to be able to accomplish what they did last year and actually deliver better than their operating plan and deliver leverage here in 2016 is truly, truly very, very good work.

So there are a number of different areas in the business that are presenting leverage opportunities that we have planned for in 2016. So from a retail operations perspective when you think about ex those items on a low single digit comp to be looking at operating profit dollar growth in the high single digits or low double digits, that is pretty good work by the team. So we feel very comfortable with that.

When we think about the second part of your question, how does it calendarize? Clearly we've got I will say a little bit more opportunity here in the front half of the year than the back half of the year but having said that, it is fairly steady throughout in terms of our expectations to consistently deliver leverage, ex those two new items consistently throughout the year.

Alvin Concepcion - Citibank - Analyst

Any color on the target for 6% brick-and-mortar retail margins?

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

Unchanged from the last call. I think on the last call we talked about the comps of the last two years were slightly below what we had originally set out in the SPP but clearly in line with our operating plan and guidance. So in order to deliver that 6%, my answer is the same as it was the last call. It takes something probably closer to a 4% comp this year in order to do that.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

Alvin Concepcion - Citibank - Analyst

Great. Thanks for all of the color.

Operator

(Operator Instructions). Meredith Adler, Barclays.

Meredith Adler - Barclays Capital - Analyst

Congratulations. I would like to just start maybe by talking a little bit about the loyalty program, and are you seeing that be a driver of new customers and traffic and comps? Are people using it, I guess, is really the question?

David Campisi - Big Lots Inc. - President and CEO

Meredith, this is David. I will take part of that and maybe let TJ give you more numbers on it, but absolutely. I mean we continue to grow that, as I said, over 20% growth in sign-ups. So it is hard to measure, are those new customers or are those customers that have been shopping us, they just never signed up?

But I would tell you it continues to grow, and I believe the active number is somewhere in the 12 million to 14 million range, and certainly it is a very important part of our business. We, as you know, especially in the months of November and December where we do a lot of digital email marketing efforts through that loyalty program, we see and we have gotten much better at what categories we want to do that with. And we see a lift in businesses when we do use the email program and market to our loyalty Rewards members.

We also have a Buy More, Save More program. In fact, I think we just had an email go out this morning for the last two days of the Buy More, Save More. And we see big activity coming from our Rewards customer. So again, we are looking at changing that program, evolving it. It is like anything else we do at Big Lots. It is always an evolving, changing process, and our marketing team clearly understands just like the rest of the SPP that that program needs to continue to evolve and enhance and improve.

And it will get only better as we launch e-commerce and we learn how to communicate to her. But I can't give you what an absolute comp lift would be, but we certainly see improvement when we hit her with loyalty, emails, Rewards programs and the Buy More, Save More. So I don't know, TJ?

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

Yes, the one thing -- two things I would add to that, Meredith. As we continue to grow that file and that list of our most important Rewards customers, the ability or the opportunity to leverage that with some of the programs I mentioned earlier like lease to purchase potentially, like the rollout or at least informing our Rewards customer base about the new private label credit card opportunity and then longer-term, big, big picture, how do you think about that Rewards database of key customers and leverage the opportunity with Alliance Data Systems, who actually are pretty good or pretty large in the loyalty program space.

So our loyalty program much, much further down the road may look different today in terms of what we are able to offer that customer base to either increase traffic, improve conversion or both. So again, I think we are still -- we are doing a great job of signing up customers, we are starting to leverage it more and there are programs in place or coming online that might even be able to take that to the next level. So very, very early in understanding the opportunity I think.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

Meredith Adler - Barclays Capital - Analyst

That is great. I just have one more quick question. I have already gotten a couple of emails from investors trying to understand why your comp guidance went from specific numbers to more like low single. And then I did get a request if you would comment on February and what the comp actually was in February. But I would like to understand just kind of what your thinking is about being a little less specific?

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

I thought we said low single digits the first three quarters of the year but I might not be remembering it right. For the fourth quarter, we were more specific on the 1% to 2% range candidly because we didn't see a path with having the headwinds and not being online. We didn't see a path to the high-end of low single digits. So we were trying to be as accurate as possible with our view in terms of guidance.

So I think I am more than comfortable saying that if someone is trying to read in 1% to 2% versus low single digits which we interpret as 1% to 3%, I think they may be trying to be a little too precise. Low single digit comps, we have put up a 1.8 each of the last two years and we are very comfortable in that space.

I think I answered as part of Alvin's question, some of the comp trend discussion coming out of the month of January even though we had some challenges at the end of the month that I mentioned, our January comp was the best of the fourth quarter in the low to mid single-digit range. So feel very good about January and that strength continued on into February.

I hesitate, Meredith, to give you an actual February comp because as I mentioned, we moved around some of our promotional activity year-over-year and for those who are following the calendar out there closely, our Friends and Family weekend moved from late February and early March into the month of April. So that is going to impact the actual comp that we are seeing. But that was at the end of the month. So I feel very good that we saw enough in the first 3.5 or 4 weeks to understand February was a very good month for us, those ownable, winnable categories absolutely delivered their plan or better, and we are in great shape heading into the March/April timeframe, both from a trend standpoint and an inventory content standpoint. So we feel very good about the low singles in the first quarter.

Meredith Adler - Barclays Capital - Analyst

Thank you. That was extremely helpful and lots of luck.

Operator

Paul Trussell, Deutsche Bank.

Paul Trussell - Deutsche Bank - Analyst

Good morning. Wanted to just touch base actually, TJ, just a little bit bigger picture and longer-term but given the year-over-year hurt or impact from the PSUs and e-commerce, that basically took your earnings growth from what would have been high teens to low teens this year, can you just help us think about this as we move into 2017 and we try to forecast how do we think about any incremental PSU impact or any incremental e-commerce drag? Or maybe will we more normalize going forward to what you think your core business will do?

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

That is a really good question, Paul, because that is something we haven't touched on and I'm not in a position to give guidance for 2017 for the total Company. But what I do feel comfortable explaining is from a PSU standpoint because of the accounting treatment which essentially PSUs are a three-year goal or three annual sets of targets, a three-year target. Since we just now have three years worth of targets, we start expensing

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

it. So think of this year's PSU impact as the cumulative effect of three years and next year as we go into 2017, the award that was given in the beginning of 2015 will expense again three years all in one year.

So it is a long way of saying that we will now have one annual award coming into our expense base every year that represents three years worth of activity. So that $16 million represents roughly 400,000 shares at an average stock price of about $41 or where it was earlier this week when the Board actually -- or the comp committee actually approved our targets for fiscal 2016. So 400,000 shares times $41 is roughly that $16 million number that I am mentioning.

So if it makes it easier for you to model going forward, those are the two variables that are in place. Obviously the management team and the number of people eligible for PSUs shouldn't fluctuate a whole lot year-over-year unless there is some change to our comp plans. So use the 400,000 shares if you would like if it makes it easier for you and then you guys forecast where you think the stock price is going to be a year from now or two years from now or three years from now as this 400,000 shares get expensed on an annual basis. Does that help?

Paul Trussell - Deutsche Bank - Analyst

Got it, thank you.

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

And then Paul, from and e-commerce standpoint, I am not in a position to forecast again 2017 or 2018. We haven't sold the first thing yet online. Clearly our goal if we are talking about an operating loss in the $10 million to $12 million range, our goal over time will obviously would be to see that go down or get better. We would have a full year's worth of annual sales. We will be looking to grow sales year-over-year. As David said, we are going to crawl crawl on the assortment side of things in terms of what we put online. We are looking at drop ship of bigger ticket product but to try to forecast that sitting here today is not something I'm comfortable doing for next year.

Paul Trussell - Deutsche Bank - Analyst

Fair enough. Fair enough. So just a follow-up then on the e-commerce details. I appreciate the color around the expected loss. If you can just clarify for us though in terms of the dollars being spent on e-commerce, the impact truly to gross margin versus SG&A, in other words, a lot of the impact that a lot of retailers obviously have from the e-commerce standpoint is due to the promotional cadence of selling product online as well as the shipping expenses associated with it. So how should we think about this rollout's impact to GPM?

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

Paul, I don't think the volume is significant enough in the initial stages for you to be able to see the movement in the gross margin rate. I think I mentioned earlier the initial markup on that product will be higher than the Company average based on mix but we do know that shipping costs will be a drag from a P&L perspective and a drag to have to pay for it.

So that will move the margin rate a little bit lower than the Company average but it is not enough volume to move the needle. I do know and again from the prepared comments, you can kind of picture the expense obviously is much more significant than the margin rate or margin discussion so it will be a noticeable drag on the SG&A rate which is why we thought it was important to give you how is our core retail business performing.

So if you want to model 10 to 15 basis points of drag on the SG&A rate, that is fine, go ahead and do that. But I really hope that investors walk away today and understand that our core retail operations on a low single-digit brick-and-mortar comp, flat to slight improvement in the gross margin rate and 30 to 50 basis points of SG&A leverage is pretty good work in 2016 compared to what I am hearing from others. So that is where we have spent obviously a lot of time through this SPP process. We are in year three now, we are starting to see some of those benefits come our way from

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

all the hard work the teams have done so we feel very good about the retail model, the retail only model going into 2016. And once we achieve that, Paul, obviously that means we have momentum going into 2017 as well. So does not mean that we are done whatsoever.

Paul Trussell - Deutsche Bank - Analyst

Thanks for the color. Best of luck.

Operator

Matthew Boss, JPMorgan.

Matthew Boss - JPMorgan - Analyst

Good morning. So as we think about the potential Alliance credit card rollout, in the test stores, what kind of comp lift have you seen so far? And then aside from the incremental financing opportunity, can you just talk or elaborate a little bit about the data collection and the marketing opportunity that you think this might provide you?

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

Matt, it is TJ. We have test and control groups for this like we do everything we test in a big, big way. We are definitely seeing a lift in the Furniture business, Furniture only business. Because of the way we have had to set this test up and I won't bore you with the operational details, it is difficult for us to have visibility into categories other than Furniture once a customer comes back with their card. But we know that they are coming back with their card.

But from a lift perspective, it is easy to isolate in the Furniture area just in this test group of stores that some have Progressive and some do not, some are in the states like New Jersey near you where we are not allowed to have lease to purchase. So our lift in business varies by different type of offering. So it could be low single digits, could be mid single digits depending on the type of offering that may or may not already be in the store.

But again, I want to come back to 30,000 feet and help everybody understand that our lease to purchase program today as wonderful as it is really targets a sliver of the population out there that doesn't necessarily qualify initially for primary or secondary credit. It is more tertiary credit, very, very profitable, very, very meaningful to our business. We love that customer.

What we are trying to accomplish here with testing the private label credit card is that primary or secondary customer that may qualify for this card. Historically, we had not been able to offer a program that was competitive from an approval standpoint. We found one with ADS and our approval rates are nearly double what we used to see in our old card.

So that was kind of step one. Will they get approved? The answer there is clearly a resounding yes. How will it perform next to lease to purchase and actually when we look at these opportunities where both are in-store, we actually see the lease to purchase business grow not be cannibalized. So it is kind of like more people that go into the funnel for approval, Matt, all boats rise with the tide. So we are very encouraged by that result and that is what we will end up rolling here to most of our stores in the middle part of the year.

The nice side benefit that comes along with it is as you probably know, Alliance Data Systems is a very, very large company that has multiple, multiple retail clients. This is not their first rodeo in terms of understanding how to run a private label credit card program and all the marketing opportunities that go along with it whether it be online, indirect mail or at some point leveraging one of their subsidiaries who is big in the loyalty marketing aspects of retail.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

Those are the opportunities that we are thinking about going forward. So we are encouraged by the higher approval rate, we know it will impact possibly our Furniture business. Our stores are behind it particularly in those markets that do not have lease to purchase, they love it, they finally have a tool to work with to drive their Furniture and overall business. So it is a win on every front for us, Matt.

Matthew Boss - JPMorgan - Analyst

Great, sounds like it. Best of luck.

Operator

Joe Feldman, Telsey Advisory Group.

Joe Feldman - Telsey Advisory Group - Analyst

Good morning. I had two quick questions for you. I wanted to go back to Furniture for a second and I know that you are talking about double-digit comps likely continuing and obviously with the expansion in the stores I would think that helps. But are you including e-commerce in that or is that really just store-based growth that you are expecting?

David Campisi - Big Lots Inc. - President and CEO

That is all brick and mortar, Joe. As I said earlier as we launch the e-commerce transactional site in April some time, it is not going to have any Furniture on the website and if and I say if we even are able to do a test on a direct ship, it is going to be a very small test and it wouldn't have -- it would be very late in the fourth quarter if at all. Again, as TJ said, we haven't sold one thing yet and we are just going to be in that test and learn as we navigate in the second and third quarter.

But the double digit comp growth as you add that kind of square footage as TJ told you over 0.5 million incremental square footage is being added into our stores for Furniture in April. We need Furniture to comp up big time to offset as he said earlier, Electronics and Toys are losing additional lineal footage so it is pure brick and mortar.

Joe Feldman - Telsey Advisory Group - Analyst

Got it. Thanks. And sorry for missing that part. But the other part of the question unrelated, can you talk about wage pressures at all? I know it is obviously baked into the guidance you have given and it is all there. But I just want to understand how you guys are treating wages this year? Others have commented on it and it seems like a few pennies to $0.10 pressure for various companies but want to understand how you guys are thinking about wages?

David Campisi - Big Lots Inc. - President and CEO

I will answer part of it and I am sure TJ will want to weigh in on it. We are not feeling that at all. I mean I know Oregon is passing some legislation on minimum wage right now. As you know the city of Seattle has a minimum wage that is I think around $14 an hour. So we already have that embedded into our plans. But truly we have said it consistently over the last couple of calls as other retailers announced the gift of taking somebody up $1 dollar an hour, I would just tell you that we haven't felt anything. We have a lot of long-term associates out there, an amazing team of people that have been with us 10, 15, 20 years that are making way over minimum wage because they've been with us for a long time.

And I can't overemphasize one of the benefits that we have at Big Lots that is significantly different than the big discount guys out there that talk about those increases in wages. We have an associate discount on food of 20% and nobody else does. I don't care who you talk to, what size a

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

retailer they are and our associates know that and it is actually a big selling tool for our human resources team when we recruit. And that area when we look at the numbers, Food and Consumables as you guys know are more lower margin businesses but we offer that discount and I believe the overall package when you roll it all together is very compelling and we just don't see anything from a standpoint of people leaving to go somewhere else for an extra $1 an hour.

TJ, I don't know if you've got anything to add to that? It is really not there, Joe. We are very diligent on how close we are and we speak to Nick and his team and our regional team leaders are very close to the business and again, it has been no issue for us.

Joe Feldman - Telsey Advisory Group - Analyst

Got it. That is helpful, thanks, guys and good luck with this quarter.

Operator

Dan Wewer, Raymond James.

Dan Wewer - Raymond James & Co. - Analyst

Thanks. TJ, you discussed the potential maybe for another 30 store closings in 2016. And I guess this has been somewhat of a trend since 2012 I think that year the number of stores peaked at around 1,500. Can you talk about the economics of this next batch of store closings in terms of what kind of revenues are they generating and what kind of operating losses they were suffering and what the benefit could be from those stores closing?

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

I won't go into specifics, Dan, because I don't have all that information in front of me. But what I would actually suggest is half of those closings are going to be our new stores opening. So a relocation for us is a new store and a close. And in the large, large majority of those new stores we are actually moving into a better economic situation. The store wasn't necessarily losing money, we have very few, very few -- you can count them on both hands -- four-wall losers. And that is not what we are talking about here with these 30 stores that are closing.

15 new stores, almost all of them are relocations and in almost all of those we are expanding for -- so going from maybe a 20,000 or 25,000 square foot box to 30,000 or 35,000 square feet in order to accommodate the ownable category of Furniture. So we have a lot of stores out there still where they have one arm behind their back when it comes to driving volume because they don't have an appropriate size Furniture department.

So the large majority of the new stores and relocations we are able to accommodate Furniture now going forward. So that is a big, big win in terms of the store fleet.

Aside from relocations, Dan, the majority of stores that we are closing actually are probably four-wall cash positive but not to the extent where we are comfortable we are getting the best possible return. And I would guess in probably half of those stores, we are able to transfer 10%, 15%, 20% of the volume from the store to a nearby location in the market so the overall market gets more productive. Very few four wall losers and in this class of 30 stores, I would guess there might be at most two or three that are not cash positive.

So it is really more about improving the overall market productivity, are we getting an acceptable return on our cash and then the ideal situation is relocating the store into a better trade area where we can accommodate a full Furniture department.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

Dan Wewer - Raymond James & Co. - Analyst

Okay. And then also, David, how are you and TJ thinking about return on capital from e-commerce investments compared to retail stores? I mean it appears that you guys have made a decision that this change in e-commerce globally is finally impacting Big Lots and that maybe over the next five to seven years the best return is from e-commerce but just wanted to confirm that.

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

Yes, Dan, from our perspective, we don't have any illusions that the e-commerce business is going to make money here in the near-term. The consultants that we had working with us actually told us that a good scenario would be to break even from an operating perspective by the end of the third year. Now from a cash perspective once we break even obviously we are generating positive cash so there is some return on your capital there. But our capital investment at this point is essentially the $40 million that we have already spent in CapEx and because our SKU count is so limited, the actual cost of inventory that we are looking at is minimal compared to that CapEx investment.

So we candidly are not trying to forecast return on invested capital here for the e-commerce business. We view it as a necessary part of growing our business and enhancing the brand going forward. Way early for us to try to estimate future return on invested capital given our limited SKU count and given we have not cracked the code yet on how to drop ship some of our best big-ticket product.

Dan Wewer - Raymond James & Co. - Analyst

And just a real quick question on the PSU just to make sure I understand philosophically how you are looking at this incremental EPS impact starting in 2016. In the year just ended, was part of management's compensation from the PSUs but there just was not any accounting recognition last year?

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

That is a really high level simple way to look at it. So at the beginning of 2014, those eligible for PSUs were given an award of X amount of shares. I will use the example that I gave earlier, 400,000 performance share units if we achieve our three-year goals. So it is totally performance-based and it is equally split between return on invested capital and earnings per share. There was no recognition of expense in 2014, no recognition expense in 2015. The entire 400,000 shares at $41 assumption will be expensed in 2016 because from an accounting standpoint we now have officially three years worth of targets.

Dan Wewer - Raymond James & Co. - Analyst

But if we were doing the matching process, there should have been some accrual. It is just that the accounting rules didn't require that in the last two years because the thresholds weren't established, is that correct?

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

That is correct. So again thinking forward to 2017, which I thought was a great question, you will have roughly the same 400,000 shares give or take and whatever you think the stock price is going to be a year from now, that number then is amortized into fiscal 2017 results.

So this is a I will say a one-time catch-up because of the accounting rules around PSUs and going forward, the growth or decrement in PSU will be based on A, performance and B, where the share price is trading.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

Dan Wewer - Raymond James & Co. - Analyst

Great. Thank you very much.

Operator

Peter Keith, Piper Jaffray.

Peter Keith - Piper Jaffray & Co. - Analyst

Two quick questions for you and I know the call is running long. Number one, you guys do source 20% of your product directly from China. Tim, I am wondering if you guys might see some margin benefits go forward just from the more favorable currency?

And then secondly, I was wondering if you guys plan to update us on the e-commerce revenue by quarter so we would be able to track your progress? Thanks a lot.

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

Peter, first question, we are doing our best to forecast cost opportunities from China and other areas where we source internationally into our guidance understanding there are going to be product mix differences and also we need to be sensitive to understand how the competition is going to handle lower costs in the form of do they pass it along to the customer or do they lower prices or do they keep prices kind of where they are? So we need to be sensitive to the price activity on that type of product.

And then the second part of your question, I would tell you we are not giving forward guidance for second, third and fourth quarter on retail or e-commerce but I will suggest to you that any e-commerce volume in the first quarter is going to be very, very minimal. We are going to move very slowly on opening up the door to letting people shop online and the full open or grand opening right now is not scheduled until late in the quarter, the last week or two of the quarter. So very minimal if any volume, at the end of the first quarter but you get the full impact of all the expense because we are receiving product, we are depreciating assets, we've got people, we've got systems and all of that.

So hopefully that helps. But we will have more to say about e-commerce and volume on the next call but right now it will only be open, Peter, for a couple of weeks at the most at the end of the first quarter.

Peter Keith - Piper Jaffray & Co. - Analyst

Thanks. I guess I wasn't thinking about Q1 having a big impact that maybe just Q2 to Q4 as you go quarter to quarter by going forward, will you give us quantification of the e-commerce revenue?

Tim Johnson - Big Lots Inc. - EVP, Chief Administrative Officer and CFO

I would see us talking about it quarter by quarter as we get into it. Again, we haven't sold the first thing yet.

Peter Keith - Piper Jaffray & Co. - Analyst

Okay, very good. Thanks a lot and good luck.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 04, 2016 / 1:00PM, BIG - Q4 2015 Big Lots Inc Earnings Call

Andy Regrut - Big Lots Inc. - VP of IR

Thank you, everyone. Tracy, will you please close the call with replay instructions?

Operator

Ladies and gentlemen, a replay of this call will be available to you by 12 noon Eastern today. The replay will end at 11:59 PM Eastern Friday, March 18, 2016. You can access the replay by dialing toll-free United States and Canada 888-203-1112 and enter replay passcode 8658064 followed by the pound sign. International, 719-457-0820 and entering replay passcode 8658064 followed by the pound sign.

Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

Disclaimer
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION,THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2016, Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.